Exhibit 10.1
APOLLO GROUP, INC.
4025 South Riverpoint Parkway
Phoenix. AZ 85040
May 17, 2010
Mr. P. Robert Moya
Apollo Group, Inc.
4025 South Riverpoint Parkway
Phoenix, AZ 85040
Dear Bob:
The purpose of this letter is to document the understanding we have reached concerning the termination of your full-time employment and transition to part-time employment with Apollo Group, Inc. (the “Company”). This document (the “Transition Agreement”) will supersede anything to the contrary in your existing employment agreement with the Company originally dated August 31, 2007 and subsequently amended effective January 1, 2009 (the “Employment Agreement”). Any terms of the Employment Agreement (or any other agreement between you and the Company, including without limitation any equity award agreements) that are not superseded by the terms of this Transition Agreement shall remain unmodified and in full force and effect. The capitalized terms used in this Transition Agreement, to the extent not defined herein, shall have the meanings set forth in the Employment Agreement.
     1. Continued Full-Time Employment. Subject to the terms and conditions of this Transition Agreement, you will remain in full-time employment with the Company until the earlier of (a) October 31, 2010, or (b) the date on which your employment is sooner terminated under Section 2 below. Unless your full-time employment with the Company is terminated under Section 2 below prior to August 31, 2010, you shall resign as General Counsel and Corporate Secretary effective as of the close of business on August 31, 2010. Thereafter, you will remain employed as the Company’s Executive Vice President, Special Projects until your period of part-time employment commences under Section 3 below. There will be no change in your annual rate of base salary or your eligibility for participation in the Company’s employee benefit plans while you remain in full-time employment with the Company, but you will not (x) be eligible to receive any new equity awards, including any awards for the 2011 fiscal year that are expected to be made in July 2010, (y) participate in any bonus plans of the Company after August 31, 2010, or (z) otherwise be entitled to any actual or target bonus compensation for your period of service after August 31, 2010.
     Provided you continue in employment with the Company through July 2, 2010, you will vest on that date in 25% of the stock option grant made to you in July 2009 for 26,876 shares of the Company’s Class A common stock. In addition, should you continue in employment through August 31, 2010, you will vest in the following installments of your other outstanding equity awards in accordance with the applicable award agreements:

     (i) 25% of your July 2009 restricted stock unit award for 11,058 shares of the Company’s Class A common stock, provided the $350 million net book income performance goal for the 2010 fiscal year is attained, and
     (ii) the third annual installment of each of the new hire equity awards made to you on September 1, 2007, namely, the third annual installment of your stock option grant for 110,000 shares of the Company’s Class A common stock and the third annual installment of your restricted stock unit award for 17,000 shares of the Company’s Class A common stock.
     In addition, provided your employment with the Company continues through August 31, 2010, you will be entitled to any bonus you earn under the Executive Officer Bonus Plan for the fiscal year ending August 31, 2010 based on (i) the Company’s performance for such year, as measured in terms of the revenue and operating income targets established for such year, (ii) the Compensation Committee’s assessment of the Company’s performance in relation to certain qualitative education initiatives and (iii) your individual performance for the year. Assessment of your achievement of performance objectives shall be in the same manner as for other executives of the Company.
     2. Termination of Full-Time Employment. Your full-time employment with the Company will continue through October 31, 2010 unless (a) the Company terminates your employment for Cause, (b) your employment terminates by reason of your death or Disability, (c) the Company terminates your employment for any reason other than for Cause or (d) you terminate your employment with or without Good Reason. Should your employment terminate for any of the foregoing reasons prior to October 31, 2010, then the provisions of your Employment Agreement will govern any rights or entitlement you may have with respect to your outstanding equity awards and any other additional severance benefits, including any potential severance benefits under Section 8(b) of your Employment Agreement.
     Effective as of October 31, 2010, you will resign as an executive officer of the Company and will not hold any further officer positions with the Company. Following the date of such resignation, you will cease to be subject to the insider reporting and trading restrictions under Section 16 of the Securities Exchange Act of 1934, as amended; however, you will, during your period of continued employment with the Company, continue to be a restricted person subject to the addendum to the Company’s insider trader policy through February 1, 2011, at which time the Company will determine whether you should continue to be such a restricted person or whether you should instead become subject to the Company’s general insider trading policy in the same manner as any other Company employee. Any determination that you should continue to remain in restricted person status will be subject to periodic re-assessment from time to time after February 1, 2011 upon your request.
     3. Conversion to Part-Time Employment. Unless your employment with the Company terminates earlier pursuant to Section 2 above, effective November 1, 2010 you will become a part-time employee of the Company and your commitment will be permanently reduced to a level not more than 20% of the average level of services provided by you during the three-year period preceding your conversion to such part-time status. During your period of part-time employment, you will not be required to work, nor will you work, an average of more than one full day per week. Your part-time employment with the Company as described below will continue through September 1, 2011 unless (a) your part-time employment period is extended for an additional period by mutual agreement between you and the Company or (b) your employment terminates earlier by reason of any of the events specified in Section 2 above. Upon the termination of your part-time employment with the Company, you will no longer render any services in any capacity to the Company or any of its affiliates. The unvested portion of your July 2, 2009 equity awards will be cancelled upon the termination of your part-time status.
     The following provisions will govern your period of part—time employment:
          (a) Depending on your duties, as they may be agreed upon from time to time, your services as a part-time employee may be performed at the Company’s offices, via telecommuting and/or while traveling on Company business. In that regard, the Company and you will take reasonable steps to ensure you maintain connectivity via VPN and Blackberry or similar personal digital assistant device. You will at all times during the part-time employment period remain subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance.
          (b) You will hold the title of Senior Advisor and will report directly to Dr. John Sperling, the Company’s Executive Chair, and Terri Bishop, the Company’s Executive Vice President, External Affairs, and Chief of Staff to the Executive Chair. The Company, in conjunction with those two executive officers, will, from time to time, delineate the specific duties and responsibilities you will have during this period, including the provision of transitional assistance and support to your successor.
          (c) You will remain subject to all employee workplace rules and standards.
          (d) Your base salary will be $5,000 per semi-monthly pay period, subject to the Company’s collection of all applicable withholding taxes. You will not be eligible for any bonus compensation during your period of part-time employment.
          (e) You will not be eligible to participate in the Company’s employee benefit plans, including the group health plans, the term insurance and disability plans and the employee stock purchase plan, but you may continue to make pre-tax contributions to the Company’s 401(k) plan.
          (f) You will not be eligible to receive any new equity awards, including any awards for the 2011 or 2012 fiscal years.
          (g) You will continue to accrue service vesting credit with respect to the unvested portions of your September 1, 2007 and July 2, 2009 equity awards in accordance with the terms and conditions of the applicable equity award documents.

          (h) You will continue to be eligible for payment or reimbursement from the Company of business expenses for all of your continuing professional dues and licenses and for the reasonable costs of attending continuing legal education courses, subject to the Company’s prior approval of each such expense and up to a maximum dollar reimbursement of Three Thousand Dollars ($3,000.00) in the aggregate.
     4. Severance Package. Unless your employment with the Company terminates prior to October 31, 2010 by reason of any of the events listed in Section 2 above, your full-time employment will be deemed to have been terminated by the Company without Cause effective as of the close of business on October 31, 2010, and you will therefore be entitled to receive the severance compensation described in Section 8(b) of the Employment Agreement, subject to the conditions described therein and in this Section 4 and payable in accordance with the terms of the Employment Agreement and the applicable award agreements. This Transition Agreement shall constitute the “Notice of Termination” required by Section 7(e) of the Employment Agreement and no further notice of termination without Cause shall be required. For avoidance of doubt, you and the Company agree that such severance compensation under Section 8(b) of the Employment Agreement includes the following:
          (a) a cash severance amount (the “Cash Severance Benefit”) equal to the sum of (i) $400,000 (one times your annual rate of base salary as of the date of this Transition Agreement) and (ii) one times the average of the actual annual bonuses you earned for the 2008, 2009 and 2010 fiscal years, with such amounts to be paid as follows: on May 2, 2011 (or upon your death, if earlier), you will receive in a lump sum the semi-monthly installments for the period from November 1, 2010 through April 30, 2011 that will have been delayed pursuant to Section 13(b) of your Employment Agreement, and the balance will be paid in twelve successive equal semi-monthly installments, beginning May 15, 2011; and
          (b) accelerated vesting on May 2 , 2011 (or upon your death, if earlier) of the final installment of your September 1, 2007 option grant and restricted stock unit award (the “Equity Severance Benefit”).
     Although Section 8(b) of the Employment Agreement also provides for reimbursement for COBRA continuation costs, you hereby acknowledge that you will not be eligible for such reimbursement as part of your severance package because you do not carry health care coverage through the Company’s group health plan.
     All payments made pursuant to the above-described severance package will be subject to the Company’s collection of all applicable withholding taxes, and you will only receive the net amount remaining after such taxes have been withheld.
     As a condition to your right to receive both the Cash Severance and Equity Severance Benefits above described, you must execute and deliver to the Company a general release in the form of attached Exhibit A to this Transition Agreement, with such release as so amended to be dated April 22, 2011, and such release must become enforceable and effective by you not revoking it within the seven-day period in which you have to revoke it after signing.

     5. Exercise Period Following Termination of Employment. You will have a three-month period following the date your employment with the Company terminates, in which to exercise the outstanding vested balance of your 110,000-share hire date option grant and the vested portion of your July 2, 2009 option grant (or twelve (12)-months in the event your employment terminates by reason of your death or Disability); provided, however, that in the event your employment is terminated by the Company other than for Cause prior to September 1, 2011, you will have until the later of (i) August 31, 2011 or (ii) the expiration of the three-month period following such termination in which to exercise the outstanding vested balance of the foregoing options. In no event, however, shall any option remain outstanding or exercisable beyond its maximum term.
     6. Independent Counsel and Tax Responsibility. It is intended that this Transition Agreement and the payments hereunder will either be exempt from or otherwise satisfy the requirements of Section 409A(a)(2), (3) and (4) of the Internal Revenue Code of 1986, as amended (“Code”), including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly; provided, however, that the Company provides no assurances to you as to the actual treatment of those payments under Section 409A of the Code You hereby represent and acknowledge that you have retained your own legal counsel and obtained your own tax advice regarding the subject matter of this Transition Agreement and the payments to be made pursuant to it. Other than the Company’s obligation to withhold federal, state and local taxes from your taxable wages, you will be responsible for any and all taxes, interest and penalties that may be imposed with respect to any of the payments and benefits that are made or provided to you in accordance with the terms of this Transition Agreement (including, without limitation, any and all tax implications under Internal Revenue Code Section 409A). You acknowledge and agree that the Company has not made any representations, and has not provided any advice, regarding the taxation of the payments and benefits that are to be provided you hereunder, including (without limitation) any potential taxes, interest and/or penalties under Internal Revenue Code Section 409A and similar liabilities under state tax laws. In no event will the Company be liable to you for any federal, state or local tax consequences you may incur with respect to any payments or benefits that are provided to you in compliance with the terms of this Transition Agreement, including (without limitation) any such consequences that may arise under Internal Revenue Code Section 409A.
     7. Legal Fees. The Company will pay or reimburse you for your legal fees incurred in connection with the preparation and negotiation of this Transition Agreement, up to a maximum dollar amount of $15,000.00. Such payment or reimbursement will be made within thirty (30) days after submission by you of documentation of such legal fees, but not later than December 31, 2010.
     8. Non-Renewal of Employment Agreement. Your Employment Agreement will not be renewed upon the expiration of its initial four (4)-year term on August 31, 2011, and your Employment Agreement will accordingly terminate and cease to have any force or effect at the close of business on that date, except that (a) the restrictive covenants set forth in Section 10 of your Employment Agreement will continue to be binding upon you for the one (1)-year period measured from the date you cease employment with the Company and (b) Sections 9, 11 through 21 and 24 of your Employment Agreement will also survive the termination of your Employment Agreement. In addition, you will remain subject to the applicable provisions of your Proprietary Information Agreement with the Company.
     9. Public Announcement. The Company will provide you with a reasonable opportunity to review and provide input into the 8-K filing that will be made by the Company in connection with the parties entering into this Transition Agreement, and with respect to any other public announcement made in connection with your transition and departure from the Company.
Sincerely
/s/ Joseph L. D’Amico
Title: President & COO
ACCEPTANCE
I hereby accept the foregoing terms and conditions of this Transition Agreement governing my resignation as General Counsel and Corporate Secretary effective as of the close of business on August 31, 2010, my continuation in full-time status as Executive Vice President, Special Projects through October 31, 2010 and my conversion to part-time employment with Apollo Group, Inc. as Senior Advisor, effective November 1, 2010, and agree that my existing Employment Agreement is hereby amended and modified in accordance with the foregoing terms and conditions and will terminate on August 31, 2011. I also agree that (i) the restrictive covenants set forth in Section 10 of my Employment Agreement shall continue to be binding upon me for the one (1)-year period measured from the date I cease to be an employee of the Company, (ii) Sections 9, 11 through 21 and 24 of my Employment Agreement shall survive the termination of my Employment Agreement, (iii) I shall also remain subject to the applicable provisions of my Proprietary Information Agreement with the Company, and (iv) except with respect to the Company’s obligations to withhold, I am solely responsible for all federal, state and local tax consequences I incur with respect to the payments and benefits provided me in compliance with the terms of this Transition Agreement, including (without limitation) any such consequences that may arise under Internal Revenue Code Section 409A.

/s/ P. Robert Moya
P. Robert Moya

Dated: May 17, 2010

GENERAL RELEASE
     This AGREEMENT is made as of                     , 2011, by and between P. Robert Moya (“Executive”), and Apollo Group, Inc. (the “Company”).
     In consideration for the severance benefits offered by the Company to Executive pursuant to Section 8 of his Employment Agreement with the Company dated August 31, 2007 and as subsequently amended effective January 1, 2009 (the “Employment Agreement”), Executive agrees as follows:
     1. Termination of Employment. Executive acknowledges that his full-time employment with the Company terminated on October 31, 2010 and he currently remains in part-time employment with the Company pursuant to the terms of his Transition Agreement with the Company dated May ___, 2010 (the “Transition Agreement”), and he agrees that following the cessation of that part-time employment, he will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received all wages and accrued but unpaid vacation pay earned by him through the date of this Agreement, other than any unpaid wages attributable to his part-time employment during the payroll period in which this Agreement is executed.
     2. Waiver and Release.
          (a) Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company through the date of this Agreement and the termination of his full-time employment with the Company and his executive officer positions, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
          (b) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits or rights to which he is entitled pursuant to Section 8 of the Employment Agreement or pursuant to the terms of his presently-outstanding equity awards from the Company, including the future vesting of those awards that occurs in accordance with the applicable award agreements and his post-employment exercise rights under Section 5 of the Transition Agreement, or his rights to indemnification pursuant to Section 15 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 2(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.
          (c) Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
          (d) Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
          (e) Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages and reimbursements owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the date of this Agreement. Nothing in this Agreement shall affect, impair or waive the Executive’s right to receive any wages that become due and payable to him after the date of this Agreement by reason of his continued part-time employment pursuant to the Transition Agreement.
          (f) This Agreement is binding on Executive, his heirs, legal representatives and assigns.
     3. Entire Agreement. This Agreement, the Employment Agreement and the Transition Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement or Transition Agreement that survive his termination of employment, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.
     4. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.

     5. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.
     6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     7. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
     8. Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
          (a) has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
          (b) has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
          (c) is signing this Agreement knowingly and voluntarily; and
          (d) has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
     Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS
P. ROBERT MOYA

	Date:	,
201___
Signature